EXHIBIT 3.9


                             JOINT VENTURE AGREEMENT


         MEMORANDUM OF AGREEMENT made as of the 23rd day of September, 1997

A M O N G:

                           DURASKID (NEW ENGLAND), L.L.C., a limited liability company formed under the laws of the Commonwealth of Massachusetts,

                           (hereinafter called the "Company")

                                                            OF THE FIRST PART;

                                     - and -

                           DURA PRODUCTS INTERNATIONAL INC.,
                           a corporation incorporated
                           under the laws of the Province of Ontario,

                           (hereinafter called "Dura Products")

                                                            OF THE SECOND PART;

                                     - and -

                           DURASKID AND PRODUCTS, INC.,
                           a corporation incorporated
                           under the laws of the State of Delaware,

                           (hereinafter called "Duraskid US")

                                                            OF THE THIRD PART;


                                     - and -

                           ENVIRONMENTAL COMPOSITE PRODUCTS L.L.C., a limited liability company formed under the laws of the Commonwealth of Massachusetts,

                           (hereinafter called "Woodco")

                                                           OF THE FOURTH PART;

         WHEREAS Duraskid US is a wholly-owned subsidiary of Dura Products and Dura Products is the owner of certain proprietary technology (the "Technology") relating to Duraskids;

         AND WHEREAS Philip L. Caron, James M. Herlihy, Conrad Paulino, Mark Paulino, Ronald Phillips, William Banfield, Patrick Banfield and Robert Banfield are the sole members of Woodco;

         AND WHEREAS Woodco will use its skills to enable the Company to source from third parties the requisite raw materials to manufacture Duraskids;

         AND WHEREAS Duraskid US and Woodco have therefore agreed to establish a joint venture by incorporating the Company as a limited liability company which will hold a licence for the manufacture, sale and distribution of Duraskids using the Technology throughout the Territory;

         AND WHEREAS the parties hereto understand that the following is the Company's contemplated investment requirement in order to establish a facility having 14 extrusion lines, it being understood, however, that the facility size may be expanded if so determined by the management committee of the Company:

                  Equity                                                $750,000
                  Subordinated Debt                                     $750,000
                  Equipment Lease Financing                           $1,875,000
                  Bank Loans (working capital)                          $375,000
                                                                        --------
                                                                      $3,375,000

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements, warranties and payments herein set forth and provided for, the parties hereto respectively covenant and agree as follows:

1. DEFINED TERMS

1. DEFINITIONS. Where used herein, the following terms shall have the following meanings respectively:

   "Affiliate" means, with respect to any designated person, each person that, directly or indirectly, controls or is controlled by or is under common control with such designated person. For the purpose of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract;

   "Closing Date" means October 15, 1997 or such earlier or later date as may be mutually agreed upon by the parties hereto;

   "Duraskid  US  Subscribed  Capital"  has the  meaning  attributed  thereto in section 3.2;

   "Duraskids"  means  pallets  and  skids   manufactured  from  Dura  Products'
   proprietary composite material;

   "Dura Products Option Agreement" means the agreement between Woodco and Dura Products relating to the grant of option to purchase Dura Product common shares, in the form of the agreement attached hereto as Schedule A;

   "Initial Subscription Capital" means the aggregate subscribed capital to be paid by Duraskid US and Woodco at the Time of Closing pursuant to sections 3.1(i) and 3.2(ii);

   "Letter of Intent" means the restated letter of intent entered into by Wood Recycling and Dura Products dated June 4, 1997;

   "Maturity Date" means the date which is 10 years after the Closing Date;

   "Operating Agreement" means the operating agreement among the Company, Woodco and Duraskid US in the form attached hereto as Schedule B;

   "Subordinated Loan" has the meaning attributed thereto in section 4.1;

   "Subscribed Capital" means collectively the Woodco Subscribed Capital and the Duraskid US Subscribed Capital;

   "Technology" has the meaning set forth in the first recital to this Agreement;

   "Technology Licence Agreement" means the agreement between the Company, as licensee, and Dura Products, as licensor, relating to the licencing of the Technology to manufacture, sell and distribute Duraskids in the Territory, in the form of the agreement attached hereto as Schedule C;

   "Territory" means the States of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, Vermont and that part of upper New York State described in Schedule D hereto;

   "Time of Closing" means 10:00 o'clock (Toronto time) in the morning on the Closing Date;

   "Woodco  Subscribed  Capital" has the meaning  attributed  thereto in section
   3.1.

1.2 UNITED STATES DOLLARS. Unless otherwise expressed herein, all dollar amounts referred to in this agreement are in United States dollars.

1.3 SINGULAR, PLURAL, ETC. Wherever in this agreement the context so requires, the singular number shall include the plural number and vice versa and any gender herein used shall be deemed to include the feminine, masculine or neuter gender and "person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity or a government or any agency, department or instrumentality thereof and vice versa.

2. SCHEDULES

2.1 SCHEDULES. The following are the schedules attached to and incorporated in this agreement by reference and deemed to be a part hereof:

         Schedule A    -    Form of Dura Products Option Agreement
         Schedule B    -    Operating Agreement
         Schedule C    -    Technology Licensing Agreement
         Schedule D    -    Area of Upper New York State Forming Part of the
                            Territory
         Schedule E    -    Form of Promissory Note
         Schedule F    -    Certificate of Organization of the Company

3. SUBSCRIPTIONS

3.1 WOODCO SUBSCRIPTION. Woodco hereby subscribes for, on its own behalf and for its own account, a 49% ownership interest in the Company and agrees to contribute, as equity capital to the Company, the aggregate amount of $367,500 (the "Woodco Subscribed Capital") as follows:

(i) at the Time of Closing, an aggregate initial subscription amount of $36,750, payable by certified cheque or banker's draft to the order of the Company; and

(ii) from time to time thereafter upon not less than 20 business days written notice from the Company to Woodco specifying (a) the aggregate additional capital to be paid by Woodco by certified cheque, bank draft or wire transfer of immediately available funds to the order of the Company, (b) the final date by which the additional capital to be paid by Woodco must be received by the Company which date cannot be earlier than 20 business days following the giving of the notice and (c) that the giving of such notice has been approved by the management committee of the Company.

3.2 DURASKID US SUBSCRIPTION. Duraskid US hereby subscribes for, on its own behalf and for its own account, a 51% ownership interest in the Company and agrees to contribute, as equity capital to the Company, the aggregate amount of $382,500 (the "Duraskid US Subscribed Capital") as follows:

(i) at the Time of Closing, an aggregate initial subscription amount of $38,250, payable by certified cheque or banker's draft to the order of the Company; and

(ii) from time to time thereafter upon not less than 20 business days written notice from the Company to Duraskid US specifying (a) the aggregate additional capital to be paid by Duraskid US by certified cheque, bank draft or wire transfer of immediately available funds to the order of the Company, (b) the final date by which the additional capital to be paid by Duraskid US must be received by the Company which date cannot be earlier than 20 business days following the giving of the notice and (c) that the giving of such notice has been approved by the management committee of the Company.

3.3 PRO RATA NOTICES. The Company agrees that any notices contemplated in sections 3.1(ii) and 3.2 (ii) shall be given contemporaneously and the parties hereto agree that such notices shall in all respects be identical save and except that the aggregate additional capital to be paid shall be pro rata between Woodco and Duraskid US on a 49:51 basis. Woodco and Duraskid US covenant and agree with the Company and each other that each of them will comply with the terms of the notices from time to time issued by the Company pursuant to sections 3.1(ii) and 3.2(ii).

3.4 UNDISTRIBUTED EARNINGS INCLUDED IN ADDITIONAL CAPITAL. Woodco and Duraskid US hereby agree for greater certainty that in the event that the management committee of the Company determines that additional capital is required in accordance with sections 3.1 and 3.2, any amount of undistributed or retained profits or net income then held by the Company and deemed part of the Capital Account of either Woodco or Duraskid US shall be included in all or part of that party's proportionate share of any additional capital so required.

4. SUBORDINATED LOAN TO THE COMPANY

4.1 COMMITMENT TO LEND. Subject to the provisions of section 4.10 hereof, Woodco hereby agrees to lend to the Company the aggregate principal amount of $750,000 (the "Subordinated Loan") as hereinafter provided. The Subordinated Loan may be availed of by way of various advances and the resulting indebtedness shall be evidenced by promissory notes, substantially in the form annexed hereto as Schedule E, in the aggregate principal amount of the Subordinated Loan so advanced by Woodco.

4.2 ADVANCES OF SUBORDINATED LOAN. Unless otherwise agreed by the parties hereto, $187,500 of the Subordinated Loan shall be advanced contemporaneously at the time when 50% of the aggregate equity capital commitment in sections 3.1 and
3.2 hereof has been requested by Company. Thereafter, advances of the Subordinated Loan shall be made by Woodco upon not less than thirty days prior written notice from the Company of the amount so required. The Company has advised Woodco that it anticipates the balance of the Subordinated Loan will be required on the basis of $75,000 per month thereafter; however, nothing herein shall preclude requested advances on a faster basis. Woodco shall have no obligation to advance any of the Subordinated Loan after the Maturity Date.

4.3 INTEREST. The principal portion of all indebtedness created by advances under the Subordinated Loan, both before and after maturity, default or judgment and overdue interest both before and after default of judgment shall bear interest from the date of the advance or from the date interest is due, as the case may be at 9% per annum, calculated quarterly. Interest shall accrue from the earlier of the date of the final advance of the Subordinated Loan and the date that occurs three months following the date of the first advance of the Subordinated Loan. Interest shall thereafter only be payable commencing on the first day of the next succeeding calendar quarter. In all events interest shall not become payable until the earlier of the advance of the entire Subordinated Loan and the date determined by the management committee of the Company that no further advances of the Subordinated Loan are required. The Company shall not be in default of payment of any amount of interest hereunder if the Company is prohibited from making such payment by reason of the terms of any loan documentation provided by the Company to any third party lender; however, interest shall nevertheless accrue and shall be added to the principal amount outstanding if such interest has not been paid within six months of the date such interest should otherwise have been paid.

4.4 REPAYMENT. The principal amount of the Subordinated Loan shall be repaid on the following basis:

         (a) payment of $25,000 on the first day of March, June, September and December in each and every year commencing on December 1, 2000; and

         (b)    on  the  Maturity  Date,   the  balance  outstanding  under  the
                Subordinated Loan;

provided, however, the Company shall not be in default of payment of any amount of principal hereunder if the Company is prohibited from making such payment by reason of the terms of any loan documentation provided by the Company to any third party lender.

4.5 PREPAYMENT. The Subordinated Loan may be prepaid in whole or in part at any time and from time to time without penalty or bonus.

4.7 NO SECURITY AND SUBORDINATION. The Subordinated Loan shall be unsecured. Woodco covenants and agrees to execute any and all subordination documentation reasonably requested by any lender or lenders or contemplated lender or lenders to the Company in order to evidence the subordination and postponement of the Subordinated Loan to the indebtedness owing, or to be owing, by the Company to such lender or lenders. It is expressly acknowledged and agreed that such documentation may restrict the payment of interest and the repayment of principal on terms acceptable to both the lenders and the management committee of the Company.

4.8 EVENTS OF DEFAULT. Woodco may demand immediate payment of the Subordinated Loan and the same shall thereby become immediately due and payable and failing payment of the same forthwith, Woodco may then proceed to enforce payment thereof by exercising any right, power or remedy permitted by law, upon the happening of any one or more of the following events:

         (a) if the Company shall fail to pay any instalment of principal or interest which shall have become due and payable after thirty (30) days written notice to the Company from Woodco; and

         (b) if the Company is adjudged a bankrupt or if a custodian or receiver or receiver and manager or any other officer with similar powers if appointed for the Company or for a substantial part of its assets.

Woodco may waive any breach by the Company of any of the provisions contained herein or any default by the Company in the observance or performance of any covenant in this section 4 to be observed or performed by the Company; provided always that no act or omission of Woodco shall extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom.

4.9 ASSIGNMENT OF THE SUBORDINATED LOANS. Woodco may assign the Subordinated Loan provided it obtains the prior written consent of the Company and Duraskid US, which consent shall not be unreasonably withheld or delayed, and provided that the assignee agrees in writing, in a form satisfactory to the Company and Duraskid US, to be bound by the terms of this agreement insofar as this agreement relates to the Subordinate Loan.

4.10 ISSUANCE OF LETTERS OF CREDIT. Woodco acknowledges that as part of negotiating the equipment lease financing or bank working capital loans, one or more of such lenders may wish to advance to the Company additional amounts which would equal all or any part of the Subordinated Loan. In such event the parties agree that the Company may give notice to Woodco that the amount of the Subordinated Loan shall be reduced or eliminated by the amount set forth in the notice and, in lieu thereof, if requested by the Company and such lenders, Woodco covenants and agrees to provide a letter of credit from a bank, acceptable to such lenders, in favour of such lenders and on terms acceptable to such lenders in the amount of the Subordinated Loan which Woodco no longer has the obligation to advance. The Company shall pay an annual fee to Woodco in the amount of 0.50% of the amount of the letter of credit so provided by Woodco.

5. EXECUTION AND DELIVERY OF ADDITIONAL AGREEMENTS

5.1 EXECUTION OF TECHNOLOGY LICENCE AGREEMENT. At the Time of Closing, Dura Products and the Company will enter into the Technology Licence Agreement.

5.2 EXECUTION OF OPERATING AGREEMENT. At the Time of Closing, Duraskid US, Woodco and the Company will enter into the Operating Agreement.

5.3 EXECUTION OF DURA PRODUCTS OPTION AGREEMENT. At the Time of Closing, Dura Products and Woodco will enter into the Dura Products Option Agreement.

6. REPRESENTATIONS AND WARRANTIES

6.1 REPRESENTATIONS OF THE COMPANY. The Company represents and warrants to Woodco and Duraskid US as follows and acknowledges that Woodco and Duraskid US are relying upon such representations and warranties in connection with the purchase, and/or the commitment to purchase, by Woodco and Duraskid US of the Subscribed Capital:

6.1.1 The Company has been duly formed and organized and is validly subsisting under the laws of the Commonwealth of Massachusetts. Attached hereto as Schedule F is a true copy of the Certificate of Organization (and any amendments thereto) of the Company.

6.1.2 Prior to the receipt of the Subscribed Capital, no person holds any ownership interest in the Company.

6.1.3 At the Time of Closing upon payment of that portion of the Initial Subscription Capital, Woodco will hold a 49% ownership interest in the Company and Duraskid US will hold a 51% ownership interest in the Company.

6.1.4 Except for Woodco and Duraskid US, no person, firm, corporation or any party whatsoever has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or verbal obligations of any nature, for the purchase, subscription, allotment or issuance of any ownership interest in the Company.

6.1.5 The Company has no subsidiaries or agreements of any nature to acquire any subsidiaries or to acquire or lease any other business operations.

6.1.6 At the Time of Closing, the Company will not have any material assets or liabilities of any nature and kind.

6.2 REPRESENTATIONS OF WOODCO. Woodco represents and warrants to Dura Products, Duraskid US and the Company as follows and acknowledges that Dura Products, Duraskid US and the Company are relying upon such representations and warranties in connection with the transactions contemplated hereby:

6.2.1 Woodco has been duly formed and organized and is validly subsisting under the laws of the Commonwealth of Massachusetts. Woodco has the power and authority to enter into this Agreement and each of the agreements contemplated herein and to perform its obligations hereunder and thereunder.

6.2.2 The entering into of this Agreement and the agreements contemplated herein and the performance of their obligations hereunder and thereunder will not result in the violation of any of the terms and provisions of the constating documents of Woodco or of any indenture or other agreement, written or oral, to which it may be a party of by which it is bound. The execution and delivery of this Agreement and the agreements contemplated herein by Woodco and the consummation of the transactions contemplated hereby and thereby will not result in the violation of any statute, order, decree, judgment, notice, ordinance, regulation, law, or other restrictions applicable to Woodco or require the consent or approval of any governmental entity or other party.

6.2.3 The execution, delivery and performance of this Agreement and the agreements contemplated herein have been duly authorized by all necessary corporate action on the part of Woodco and this Agreement constitutes and, upon execution, the agreements contemplated herein will constitute, valid and binding obligations of Woodco enforceable in accordance with their terms, subject to the following qualifications:

         (a) specific performance and injunctive relief and other equitable remedies are discretionary and, in particular, may not be available where damages are considered by a court of competent jurisdiction to be an adequate remedy; and

         (b)      enforcement   may  be  limited  by   bankruptcy,   insolvency,
                  liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors' rights.

6.2.4 Philip L. Caron, James M. Herhily, Conrad Paulino, Mark Paulino, Ronald Phillips, William Banfield, Patrick Banfield and Robert Banfield are the sole members of Woodco.

6.3 REPRESENTATIONS AND WARRANTIES OF DURASKID US. Duraskid US represents and warrants to Woodco and the Company as follows and acknowledges that Woodco and the Company are relying upon such representations and warranties in connection with the transactions contemplated hereby:

6.3.1 Duraskid US is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware. Duraskid US has the corporate power and authority to enter into this Agreement and the agreements contemplated herein and to perform its obligations hereunder and thereunder.

6.3.2 The entering into of this Agreement and the agreements contemplated herein and the performance of their obligations hereunder and thereunder will not result in the violation of any of the terms and provisions of the constating documents or by-laws of Duraskid US or of any indenture or other agreement, written or oral, to which it may be a party of by which it is bound. The execution and delivery of this Agreement and the agreements contemplated herein by Duraskid US and the consummation of the transactions contemplated hereby and thereby will not result in the violation of any statute, order, decree, judgment, notice, ordinance, regulation, law, or other restrictions applicable to it or require the consent or approval of any governmental entity or other party.

6.3.3 The execution, delivery and performance of this Agreement and the agreements contemplated herein have been duly authorized by all necessary corporate action on the part of Duraskid US and this Agreement constitutes and, upon execution, the agreements contemplated herein, will constitute, valid and binding obligations of Duraskid US, enforceable in accordance with their terms, subject to the following qualifications:

         (a) specific performance and injunctive relief and other equitable remedies are discretionary and, in particular, may not be available where damages are considered by a court of competent jurisdiction to be an adequate remedy; and

         (b)      enforcement   may  be  limited  by   bankruptcy,   insolvency,
                  liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors' rights.

6.3.4 Dura Products is the legal and beneficial owner of all of the issued and outstanding shares in the capital of Duraskid US.

7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1 The representations and warranties of the Company, Woodco and Duraskid US contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the closing of the transactions contemplated herein for a period of two years from the Closing Date.

8. COVENANTS OF THE COMPANY, WOODCO AND DURASKID US

8.1 OWNERSHIP INTEREST AND ELECTION OF MANAGEMENT COMMITTEE AND OFFICERS. The Company, Woodco and Duraskid US covenant and agree with each other that they will take all steps at the Time of Closing so that:

         (a) a certificate representing a 51% ownership interest in the Company will be issued to Duraskid US and a certificate representing a 49% ownership interest in the Company will be issued to Woodco;

         (b)      Mark  Paulino,   Philip  Caron,  Keith  Carrigan  and  Patrick
                  Banfield will be elected to the management committee of the Company; and

         (c) Keith Carrigan shall be the initial chairman of the management committee of the Company.

8.2 SUPPLY OF RECYCLED CELLULOSE AND HDPE. So long as the Company is licensed to manufacture and sell Duraskids and so long as the Company so requests, Woodco covenants and agrees with the Company that Woodco will arrange for third party suppliers acceptable to the Company, acting reasonably, to directly supply the Company with recycled cellulose and high density polyethylene (or other similar material acceptable to the Company ) at such supplier's best available pricing, it being understood that that all such arrangements must be acceptable to the Company and shall be directly between the Company and such supplier and not indirectly through Woodco.

8.3 EXCESS COMPOUNDING CAPACITY. If the Company has compounding capacity and material supply in excess of that required to manufacture Duraskids as contemplated by this Agreement, Dura Products shall have the right, from and after the Closing Date, to direct the Company to supply, and the Company agrees that, from and after the Closing Date, it will supply compounded material in respect of manufacturing products other than Duraskids to any joint venture entity being formed or acquired by Dura Products or its Affiliates at prices acceptable to the management committee of the Company.

9. INDEMNIFICATION

9.1 INDEMNIFICATION BY THE COMPANY. The Company covenants and agrees to indemnify and save harmless Woodco and Duraskid US of and from any loss whatsoever arising out of, under or pursuant to: (a) any loss suffered by either of them as a result of any breach of representation, warranty or covenant by the Company contained in this Agreement; and (b) all claims, demands, costs and expenses in respect of the foregoing; provided that the indemnification provided by this section shall be limited to a maximum amount of $500,000 in the aggregate.

9.2 INDEMNIFICATION BY THE WOODCO. Woodco covenants and agrees to indemnify and save harmless the Company and Duraskid US of and from any loss whatsoever arising out of, under or pursuant to: (a) any loss suffered by any of them as a result of any breach of representation, warranty or covenant by Woodco contained in this Agreement; and (b) all claims, demands, costs and expenses in respect of the foregoing; provided that the indemnification provided by this section shall be limited to a maximum amount of $500,000 in the aggregate.

9.3 INDEMNIFICATION BY DURASKID US. Duraskid US covenants and agrees to indemnify and save harmless Woodco of and from any loss whatsoever arising out of, under or pursuant to: (a) any loss suffered by it as a result of any breach of representation, warranty or covenant by Duraskid US contained in this Agreement; and (b) all claims, demands, costs and expenses in respect of the foregoing; provided that the indemnification provided by this section shall be limited to a maximum amount of $500,000 in the aggregate.

10. CLOSING ARRANGEMENTS

10.1 LOCATION. The closing shall take place at the Time of Closing on the Closing Date at the offices of Dura Products or such other location as the parties may agree.

10.2 DELIVERIES. At the Time of Closing on the Closing Date, the Company shall deliver to Woodco and Duraskid US certificates respecting the ownership interests in the Company contemplated in sections 3.1(i) and 3.2(i) and will cause such ownership interests to be duly and regularly recorded in the records of the Company in the name of Woodco and Duraskid US whereupon, upon receipt of such certificates and subject to all of the terms and conditions hereof being complied with, payment of the Initial Subscription Capital shall be made and satisfied in the manner provided in section 3.

11. CONDITIONS OF CLOSING FOR THE BENEFIT OF WOODCO

         The payment of the Initial Subscription Capital is subject to the following terms and conditions for the exclusive benefit of Woodco to be fulfilled and/or performed at or prior to the Time of Closing:

11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The covenants, representations and warranties of the Company and Duraskid US contained in sections 6.1 and 6.3 hereof shall be true and correct as of the date hereof in all material respects with the same force and effect as though such representations and warranties had been made on and as of such date and Woodco shall have received at the Time of Closing on the Closing Date certificates from Duraskid US dated the Closing Date to the effect that such representations and warranties referred to above are true and correct on and as of the Closing Date, in all material respects, with the same force and effect as though made on and as of such date.

11.2 COMPLIANCE WITH COVENANTS. The Company, Dura Products and Duraskid US shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them at or prior to the Time of Closing.

11.3 NO ACTIONS. No action or proceeding by law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit the issuance of the ownership interest contemplated in section 3 hereof or the payment of the Subscribed Capital contemplated hereby.

If any of the foregoing conditions shall not be fulfilled or performed at or before the Time of Closing, Woodco may terminate this Agreement by notice to the other parties and in such event Woodco shall be released from all obligations hereunder without prejudice to any rights or remedies they may have against the other parties; provided that any of the said conditions may be waived in whole or in part by Woodco without prejudice to their rights of termination in the event of the non-fulfilment of any other condition or conditions, any such waiver to be binding on Woodco only if the same is in writing.

12. CONDITIONS OF CLOSING FOR THE BENEFIT OF DURASKID US

         The payment of the Initial Subscription Capital is subject to the following terms and conditions for the exclusive benefit of Duraskid US to be fulfilled and/or performed at or prior to the Time of Closing:

12.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The covenants, representations and warranties of the Company and Woodco contained in sections 6.1 and 6.2 hereof shall be true and correct as of the date hereof in all material respects with the same force and effect as though such representations and warranties had been made on and as of such date and Duraskid US shall have received at the Time of Closing on the Closing Date certificates from Woodco dated the Closing Date to the effect that such representations and warranties referred to above are true and correct on and as of the Closing Date, in all material respects, with the same force and effect as though made on and as of such date.

12.2 COMPLIANCE WITH COVENANTS. The Company and Woodco shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them at or prior to the Time of Closing.

12.3 NO ACTION. No action or proceeding by law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit the issuance of the ownership interest contemplated in section 3 hereof or the payment of the Subscribed Capital contemplated hereby.

12.4 BOARD APPROVAL. The transactions contemplated by this Agreement shall have been approved by the board of directors of Dura Products no later than the Closing Date.

If any of the foregoing conditions shall not be fulfilled or performed at or before the Time of Closing, Duraskid US may terminate this Agreement by notice to the other parties and in such event Dura Products and Duraskid US shall be released from all obligations hereunder without prejudice to any rights or remedies they may have against the other parties; provided that any of the said conditions may be waived in whole or in part by Duraskid US without prejudice to their rights of termination in the event of the non-fulfilment of any other condition or conditions, any such waiver to be binding on Duraskid US only if the same is in writing.

13. MANUFACTURE AND SALE OF OTHER PRODUCTS IN THE TERRITORY

13.1 DELIVERY OF SALE NOTICE. Subject to the provisions of section 13.4, in the event that Dura Products develops new non-pallet products and makes a determination that it wishes to create a joint venture for the manufacture, sale and distribution of such products in the Territory, so long as the Company and Woodco are not in default under this Agreement or any agreement contemplated hereby, Dura Products will deliver a notice in writing (the "JV Notice") to Woodco whereby Dura Products will offer Woodco the right to participate in the proposed joint venture on the terms and conditions set forth in the JV Notice (such terms and conditions being hereinafter collectively referred to as the "JV Terms"). Woodco shall have the right, exercisable by giving notice (the "Acceptance Notice") to Dura Products within 30 days after its receipt of the JV Notice (the "Acceptance Period") to agree to participate in the joint venture as required by the JV Notice and to comply with the JV Terms. In the event that no Acceptance Notice is received from Woodco within the Acceptance Period, the offer to Woodco shall be deemed to have been refused. For greater certainty, nothing herein shall restrict Dura Products or any Affiliate from itself manufacturing, selling or distributing such products in the Territory.

13.2 SALE NOTICE IRREVOCABLE. The delivery by Dura Products of a JV Notice shall be irrevocable and, upon delivery by Woodco of an Acceptance Notice, Dura Products and Woodco shall be bound by the JV Terms.

13.3 SALE TO THIRD PARTIES. If, following completion of the procedure stipulated in section 13.1, the offer contained in the JV Notice remains unaccepted by Woodco without amendment, Dura Products may enter into the joint venture contemplate in section 13.1 with any person (the "Third Party") on terms not more favourable to the Third Party than the JV Terms. If no joint venture is established by Dura Products within 180 days following the expiration of the 30 day period referred to in section 13.1, Dura Products shall be required, before proposing to establish another such joint venture in the Territory, again to offer the said joint venture opportunity, as aforesaid, to Woodco in the manner provided in section 13.1 and such process shall be repeated so often as Dura Products desires to establish such joint venture in the Territory.

13.4 LIMITATION ON RIGHTS GRANTED IN THIS SECTION 13. If pursuant to section 6.4 of the Operating Agreement, Duraskid US or its nominees on the management committee recommend additional funding for the Company in circumstances which require unanimous approval of the Company's management committee and Woodco or its nominees on the management committee reject such request, any rights of Woodco under this section 13 shall thereupon cease and Dura Products shall have no further obligations under this section 13.

14. RIGHT OF FIRST REFUSAL FOR ADDITIONAL TERRITORIES

14.1 DELIVERY OF SALE NOTICE. Subject to the provisions of section 14.4, in the event that Dura Products wishes to create a joint venture for the manufacture, sale and distribution of Duraskids in the State of New Jersey and that part of the State of New York not forming part of the Territory, prior to the date which is 18 months after the Closing Date (the "Expiry Date"), so long as the Company and Woodco are not in default under this Agreement or any agreement contemplated hereby, Dura Products will deliver a notice in writing (the "Duraskid Notice") to Woodco whereby Dura Products will offer Woodco the right to participate in the proposed joint venture on the terms and conditions set forth in the Duraskid Notice (such terms and conditions being hereinafter collectively referred to as the "Duraskid Terms"). Woodco shall have the right, exercisable by giving notice (the "Acceptance Notice") to Dura Products within 60 days after its receipt of the Duraskid Notice (the "Acceptance Period") to agree to participate in the joint venture as required by the Duraskid Notice and to comply with the Duraskid Terms. In the event that no Acceptance Notice is received from Woodco within the Acceptance Period, the offer to Woodco shall be deemed to have been refused. For greater certainty, nothing herein shall restrict Dura Products or any Affiliate from itself manufacturing, selling or distributing Duraskids in New Jersey and that part of the State of New York not forming part of the Territory. Dura Products shall have no obligation to deliver a Duraskid Notice after the Expiry Date.

14.2 SALE NOTICE IRREVOCABLE. The delivery by Dura Products of a Duraskid Notice shall be irrevocable and, upon delivery by Woodco of an Acceptance Notice, Dura Products and Woodco shall be bound by the Duraskid Terms.

14.3 SALE TO THIRD PARTIES. If, following completion of the procedure stipulated in section 14.1, the offer contained in the Duraskid Notice remains unaccepted by Woodco without amendment, Dura Products may enter into the joint venture contemplate in section 14.1 with any person (the "Third Party") on terms not more favourable to the Third Party than the Duraskid Terms. If no joint venture is established by Dura Products within 180 days following the expiration of the 60 day period referred to in section 14.1, Dura Products shall be required, before proposing to establish another such joint venture, again to offer the said joint venture opportunity, as aforesaid, to Woodco in the manner provided in section 14.1 and such process shall be repeated so often as Dura Products desires to establish such joint venture.

14.4 LIMITATION ON RIGHTS GRANTED IN THIS SECTION 14. If pursuant to section 6.4 of the Operating Agreement, Duraskid US or its nominees on the management committee recommend additional funding for the Company in circumstances which require unanimous approval of the Company's management committee and Woodco or its nominees on the management committee reject such request, any rights of Woodco under this section 14 shall thereupon cease and Dura Products shall have no further obligations under this section 14.

15. NOTICES

15.1 NOTICES. All notices, consents or other communications to any party under this Agreement shall be in writing and shall be deemed to be sufficiently given if delivered by overnight courier, in which case the notice shall be deemed to have been received two (2) business days after the sending thereof, or if delivered by hand to a representative of such party, in which case the notice shall be deemed to have been received on the date of delivery thereof, or if sent by telecopier to such party, in which case the notice shall be deemed to have been received on the business day (in the locality of the addressee) following the sending thereof (provided it is received or reproduced at the address of the addressee on paper), addressed as follows:

         (a)      if to the Company, to it at:

                  c/o Wood Recycling Inc.
                  3 Wheeling Avenue
                  Woburn, Massachusetts
                  01801

                  Attention: Chairman

                  Telephone: 508-535-4144
                             Telecopier: 508-535-4252
         (b) if to Dura Products or Duraskid US, to them at:

                  60 Carrier Drive
                  Etobicoke, Ontario
                  M9W 5R1

                  Attention: Chief Financial Officer

                  Telephone: 416-679-0556
                  Telecopier: 416-679-0614

         (c)      if to Woodco, to it at:

                  c/o Wood Recycling Inc.
                  3 Wheeling Avenue
                  Woburn, Massachusetts
                  01801

                  Attention: Management Committee

                  Telephone: 508-535-4144
                  Telecopier: 508-535-4252


Any party may change the address to which all notices, consents or other communications are to be sent by giving written notice of such change of address to the other parties in conformity with this section.

16. TIME OF THE ESSENCE

16.1 TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

17. ENTIRE AGREEMENT

17.1 ENTIRE AGREEMENT. This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supercedes the Letter Agreement. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

18. PROPER LAW OF CONTRACT

18.1 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts. Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Commonwealth of Massachusetts.

19. BENEFIT AND BINDING NATURE OF THE AGREEMENT

19.1 BINDING AGREEMENT. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and assigns but shall not be assignable by any of the parties hereto without the written consent of the other parties hereto.

20. COUNTERPARTS

20.1 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

21. EXPENSES

21.1 EXPENSES. It is understood and agreed that Woodco, on the one hand, and Dura Products and Duraskid US, on the other hand, (and not the Company) shall be responsible for all legal and accounting expenses incurred by each of them in connection with the transactions herein provided for, unless all of the parties hereto otherwise agree in writing.

22. NO ANNOUNCEMENT

22.1 ANNOUNCEMENTS. Any announcement with respect to this Agreement by Dura Products shall be submitted in advance for the comments of Woodco where practicable; provided always that nothing herein contained shall prevent or restrict Dura Products from making any announcement with respect to this Agreement which it is required by law to make. No announcement with respect to this Agreement shall be made by Woodco without the prior written approval of Dura Products.

23. CONFIDENTIALITY

23.1 CONFIDENTIALITY. Woodco acknowledges that it, Philip L. Caron, James M. Herlihy, Conrad Paulino, Mark Paulino, Ronald Phillips, Robert Banfield, Patrick Banfield and William Banfield have executed and delivered to Dura Products and Duraskid US a confidentiality and non-use agreement contemporaneously with the execution of this Agreement.

24. DISPUTE RESOLUTION

24.1 PROCEDURE FOR DISPUTE RESOLUTION. The purpose of this Section 24 is to set forth a framework and procedure under which the parties shall, in good faith, use their reasonable efforts to resolve any disputes that may arise under this Agreement without resort to litigation. Except with respect to section 9 hereof, the parties agree to first utilize the following process to accomplish this goal, engaging first in informal discussion, and thereafter, to arbitration.

24.2 NOTICES AND APPOINTMENT OF NOMINEES. Except with respect to section 9 hereof, in the event of a dispute under this Agreement, including without limitation, any failure of the parties to agree on a matter requiring settlement or agreement (a "Dispute"), the party alleging the Dispute shall provide notice giving particulars of the Dispute to the other parties (the "Notice of Dispute"). The parties each agree to appoint a representative and to cause their respective representatives to meet as soon as possible in an effort to resolve the Dispute. Should the Dispute not be resolved within ten (10) Business Days of the Notice of Dispute, representatives of the parties at a senior management level shall attempt, in good faith, to resolve the Dispute in no more than thirty (30) Business Days from the date of the Notice of Dispute. All such representatives of the parties shall be referred to hereafter as "Settlement Nominees", and the thirty (30) Business Day period shall be referred to as the "Period of Discussion".

24.3 ARBITRATION. Except with respect to section 9 hereof, in the event that the Settlement Nominees are unable to resolve the Dispute during the Period of Discussion, any party may submit, within five (5) days following the expiration of the Period of Discussion, the Dispute to binding arbitration before a single and sole (1) arbitrator in Boston, Massachusetts pursuant to the UNCITRAL rules, except as modified below:

         (a) such arbitration shall be the exclusive dispute settlement procedure between the parties, and the decision of the arbitrator shall be binding on each of Dura Products and the Corporation, subject only to section 24.3(f) hereof and the right of each party to appeal a decision that is contrary to law;

         (b) the parties shall have ten (10) Business Days from receipt of the Arbitration Notice to select an arbitrator

         (c) if the parties fail to appoint an arbitrator, the party initiating the arbitration (the "Initiating Party") will be free, upon written notice to the other party, to request that a court of competent jurisdiction in the Commonwealth of Massachusetts promptly appoint an arbitrator, as applicable, and to notify each party of such appointment;

         (d) the parties shall agree in advance as to the manner in which the arbitrator shall promptly hear witnesses and arguments, review documents and otherwise conduct the arbitration procedures and failing agreement within five (5) Business Days from the date of selection of their arbitrator, the arbitrator shall formulate its own procedural rules and promptly commence and expeditiously conduct the arbitration proceedings;

         (e)  the  arbitrator   shall  issue  its  decision  in  writing  within
              forty-five   (45)  days  from  the  date  of  appointment  of  the
              arbitrator;

         (f) nothing in this section 24 shall prevent either party from applying to a court of competent jurisdiction in the Commonwealth of Massachusetts for injunctive relief pending final disposition of the arbitration proceeding;

         (g) in no event shall the arbitrator have the jurisdiction to amend or vary the terms of this Agreement;

         (h) the arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto;

         (i) judgement upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be; and

         (j) subject to paragraph (f) of this provision, it shall be a condition precedent to the bringing of any legal proceedings with respect to the Dispute that the arbitration procedure set out in this section 24.3 shall have taken place.

The parties hereto agree that the foregoing shall apply so long as it does not conflict with the arbitration rules of the American Arbitration Association, in which event such rules of the American Arbitration Association shall apply.

         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

                                        DURASKID (NEW ENGLAND), L.L.C.

                                        Per:__________________________________
                                              Authorized Signing Officer

                                        Per:__________________________________
                                              Authorized Signing Officer


                                        DURA PRODUCTS INTERNATIONAL INC.

                                        Per:__________________________________
                                              Authorized Signing Officer

                                        Per:__________________________________
                                              Authorized Signing Officer

                                        DURASKID AND PRODUCTS, INC.

                                        Per:__________________________________
                                              Authorized Signing Officer

                                        Per:__________________________________
                                              Authorized Signing Officer



                                        ENVIRONMENT COMPOSITE PRODUCTS L.L.C.

                                        Per:__________________________________
                                              Authorized Signing Officer

                                        Per:__________________________________
                                              Authorized Signing Officer